UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2011

United Dominion Realty, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-156002-01	54-1776887
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(720) 283-6120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On April 1, 2011, UDR, Inc. (the "Company"), through United Dominion Realty, L.P. (the "Operating Partnership"), closed on the acquisition of a multifamily apartment community referred to as 10 Hanover Square, located in New York City, New York (the "Community"). The Community was acquired for $259.8 million, which included the assumption of $192 million of debt. In connection with the closing, the Operating Partnership issued 2,569,606 Operating Partnership Units ("OP Units") for the contribution of the Community to the Operating Partnership. The Units were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The issuance of the OP Units was not effected using any form of general advertising or general solicitation and the issuance was made to only a qualified investor.

Limited partners holding OP Units have the right to require the Operating Partnership to redeem all or a portion of the OP Units held by the limited partner at a redemption price equal to and in the form of the Cash Amount (as defined in the Operating Partnership Agreement), provided that such OP Units have been outstanding for at least one year. The Company, as general partner of the Operating Partnership may, in its sole discretion, purchase the OP Units by paying to the limited partner either the Cash Amount or the REIT Share Amount (generally one share of common stock of the Company for each OP Unit), as defined in the Operating Partnership Agreement.

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United Dominion Realty, L.P.
By: UDR, Inc., its general partner

May3, 2011	/s/David L. Messenger

Name: David L. Messenger
Title Senior Vice President and Chief Financial Officer